EXHIBIT 11

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

515 SOUTH 400 EAST, SUITE 100

SALT LAKE, UTAH 84111

_______________

(801) 328-2727 FAX (801) 328-1123

To Whom It May Concern:

We hereby consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated May 25, 2016 in Form 1-A amendment dated November 21, 2016 on the balance sheet of ShiftPixy, Inc. for the year ended August 31, 2015 and the related statements of operations, stockholders’ equity (deficit) and cash flows from inception (June 3, 2015) to August 31, 2015.

In addition, we consent to the reference to us under the heading "Experts" in Form 1-A amendment.

/s/ Pritchett, Siler & Hardy, P.C

Pritchett, Siler & Hardy, P.C

Salt Lake City, Utah

November 21, 2016